UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report: November 12, 2009

(Date of earliest event reported)

eGAIN COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-30260	77-0466366
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

345 E. Middlefield Road, Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 230-7500

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officer; Election of Directors; Compensatory Arrangements of Certain Officers

David G. Brown did not stand for re-election as a director of eGain Communications Corporation (the “Company”) at the Company’s 2009 annual meeting of stockholders held on November 12, 2009 (the “Annual Meeting”).

David S. Scott was elected as a director of the Company at the Annual Meeting. Mr. Scott is a Principal of Oak Hill Capital Management, Inc. Prior to joining Oak Hill in 2002, Mr. Scott worked at the Blackstone Group in their Mergers & Acquisitions Group from 2000 to 2002. He also serves on the board of directors of Ability Resources, Inc. and the Regional Council for the National Parks Conservation Association (Pacific Region). Mr. Scott holds a B.A. and a B.S. from the University of Pennsylvania.

The following directors were re-elected at the Annual Meeting to serve until the 2010 annual meeting of stockholders and thereafter until their successors are elected and qualified: Ashutosh Roy, Gunjan Sinha, Mark A. Wolfson and Phiroz P. Darukhanavala.

At the Annual Meeting, the Company’s stockholders also approved an amendment to the Company’s 2005 Stock Incentive Plan to increase the number of shares available for issuance thereunder from 460,000 shares to 1,460,000 shares, approved the material terms of the Company’s 2005 Stock Incentive Plan for the purpose of preserving the Company’s ability to receive corporate income tax deduction that may otherwise be disallowed pursuant to Internal Revenue Code Section 162(m), and approved certain additional changes to the 2005 Stock Incentive Plan to reflect changes in the California Corporations Code.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 17, 2009	eGAIN COMMUNICATIONS CORPORATION

	By:	/s/ ERIC N. SMIT
Eric N. Smit Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)

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